Bluerock High Income Institutional Credit Fund

CODE OF ETHICS

Bluerock High Income Institutional Credit Fund (the “Fund” or “Trust”) has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Access Persons and to ensure that all Access Persons comply with the federal securities laws. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code:

1.	The interests of the Fund must always be paramount. Access Persons have a legal, fiduciary duty to place the interests of the Fund ahead of their own. In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of Trust.

2.	Access Persons may not take advantage of their relationship with the Fund. Access Persons should avoid any situation (unusual investment opportunities, perquisites and accepting gifts of more than token value from persons seeking to do business with the Fund) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of the Fund.

3.	All Personal Securities Transactions should avoid any actual, potential, or apparent conflicts of interest. Although all Personal Securities Transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Access Persons owe a fiduciary duty to the Fund, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duty to the Fund.

4.	Access Persons must comply with all applicable laws. In both work-related and personal activities, Access Persons must comply with all applicable laws, including the federal securities laws.

Any violations of this Code should be reported promptly to the Chief Compliance Officer or his designee. Failure to do so will be deemed a violation of the Code.

DEFINITIONS

“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and shall include:

1.	all officers and trustees (or persons occupying a similar status or performing a similar function) of the Fund;

2.	all officers and trustees (or persons occupying a similar status or performing a similar function) of the Advisor;

3.	any employee of the Trust the Advisor or Sub-adviser (or of any company controlling or controlled by or under common control with the Trust the Advisor or Sub-Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and

4.	any other natural person controlling, controlled by or under common control with the Trust or the Advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

"Advisor” means Bluerock Credit Fund Advisor, LLC and any Sub-Adviser(s) to the Fund.

“Beneficial Ownership” means in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

“Chief Compliance Officer” means the Code of Ethics Compliance Officer of the Trust with respect to Trustees and officers of the Trust, the Chief Compliance Officer of the Advisor with respect to the Advisor’s personnel, or the Chief Compliance Officer of the Sub-Advisor(s) with respect to the Sub- Advisor(s)’ personnel.

“Code” means this Code of Ethics.

“Covered Security” means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by a non-Trust open-end mutual Fund and (iv) shares issued by a non-Trust unit investment trust that are invested exclusively in one or more open-end investment companies.

“Decision Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding recommendations on the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Decision Makers typically are Advisor personnel.

“Fund” means Bluerock High Income Institutional Credit Fund, the sole series of the Trust.

“Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister- in-law and should include adoptive relationships. For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

“Independent Trustees” means those Trustees of the Trust that would not be deemed an “interested person” of the Trust, as defined in Section 2(a)(19)(A) of the 1940 Act.

“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in Fund securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a Trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, Trustee, or person or entity performing a similar function, with certain exceptions.

“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

“Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” for the Trust when a recommendation to purchase or sell has been made and communicated by a Decision Making Access Person, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold.

“Restricted List” means the list of securities maintained by the Chief Compliance Officer or his designee in which trading by Access Persons is generally prohibited.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Trust certificate, pre-organization certificate or subscription, transferable share, ETF share, investment contract, voting-Trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly known as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

“Trust” or “Fund” means Bluerock High Income Institutional Credit Fund.

PROHIBITED ACTIONS AND ACTIVITIES

A.	No Access Person shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;

(1)	is being considered for purchase or sale by the Fund, or

(2)	is being purchased or sold by the Fund.

B.	Decision-Making Access Persons generally may not participate in any initial public offering of Covered Securities in any account over which they exercise Beneficial Ownership. All Access Persons must obtain prior written authorization from the Chief Compliance Officer or his designee prior to such participation.

C.	No Access Person may purchase a Covered Security in which by reason of such transaction they acquire Beneficial Ownership in a private placement of a Security, without prior written authorization of the acquisition by the Chief Compliance Officer or his designee.

D.	Access Persons may not accept any fee, commission, gift, entertainment, or services, other than de minimums gifts or entertainment, from any single person or entity that does business with, on behalf of, or in hoping to do business with the Trust. An Access Person of the Trust who is also an Access Person of the Trust’s principal underwriter or any of its affiliates which provide services to the Trust, or an Access Person of the Advisor or any Sub-Adviser to the Fund will be subject to the applicable gift and gratuities policies of the Trust’s principal underwriter or the Advisor or Sub-Adviser as applicable.

E.	Decision-Making Access Persons may not serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer or his designee based upon a determination that such service would be consistent with the interests of the Trust. If such service is authorized, procedures will then be put in place to isolate such Decision-Making Access Persons serving as directors of outside entities from those making investment decisions on behalf of the Trust with respect to such outside entity.

Advanced notice should be given so that the Trust or Advisor may take such action concerning the conflict as deemed appropriate by the Chief Compliance Officer or his designee.

F.	It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any Covered Security held or to be acquired by the Fund:

(1)	to employ any device, scheme or artifice to defraud the Trust;
(2)	to make to the Trust any untrue statement of a material fact or to omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(3)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or
(4)	to engage in any manipulative practice with respect to the Trust.

EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

•	Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

•	Purchases or Sales of Securities which are non-volitional on the part the Access Person (for example, the receipt of stock dividends);

•	Purchase of Securities made as part of automatic dividend reinvestment plans;

•	Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Decision-Making Access Persons wishing to engage in a Personal Securities Transaction involving, as defined in the Securities Act of 1933, an Initial Public Offering (IPO) or a Limited Offering must obtain prior authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions by the Chief Compliance Officer shall require prior authorization from the Secretary of the Trust or his designee (unless such person is also the Chief Compliance Officer), who shall perform the review and approval functions relating to reports and trading by the Chief Compliance Officer. The Trust shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction involving IPO or Limited Offering is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner. Authorization for “good until canceled” orders is effective unless the order conflicts with a Trust order.

If a Decision Making Access Person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by the Fund, he or she should consult with the Chief Compliance Officer or his designee.

REPORTING AND MONITORING

The Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate shall monitor all personal trading activity, and other activities covered by this Code, of all Access Persons pursuant to the procedures established under this Code. An Access Person of the Trust who is also an Access Person of the Trust’s principal underwriter or their affiliates or an Access Person of the Fund’s Advisor or Sub-Adviser may submit reports required by this Section on forms prescribed by the

Code of Ethics of such principal underwriter, Advisor, or Sub-Adviser provided that such forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

An Access Person need not make an Initial Holdings, Quarterly Transaction Report, or Annual Holdings Report under this Code of Ethics if all of the information required in such reports would duplicate information (1) contained in broker trade confirmations or account statements received by the Trust, the Advisor, any Sub-Adviser, or ALPS Distributors, Inc. with respect to the Access Person in the time period required by this Code of Ethics, (2) contained in similar reports filed with the Adviser, any Sub-Adviser, or ALPS Distributors, Inc. with respect to the Access Person in the time period required by this Code of Ethics, or (3) required to be recorded under Rule 2042(a)(12) under the Investment Adviser Act of 1940, as amended.

Disclosure of Personal Brokerage Accounts

Within ten days of the commencement of employment or at the commencement of a relationship with the Trust, all Access Persons, except Independent Trustees, are required to submit to the Chief Compliance Officer or his designee a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer or his designee must be notified immediately.

The information required by the above paragraph must be provided to the Chief Compliance Officer or his designee on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the Chief Compliance Officer or his designee. These statements and confirms for each series of the Trust may be sent to the Advisor.

Initial Holdings Report

Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the report was submitted), each Access Person, except Independent Trustees must submit a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership. This report must state the date on which it is submitted.

Annual Holdings Reports

All Access Persons, except Independent Trustees, must supply the information that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted. Such reports must state the date on which they are submitted.

Quarterly Transaction Reports

All Access Persons shall report to the Chief Compliance Officer or his designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Covered Security at which the transaction was effected; and

•	The name of the broker, dealer, or bank with or through whom the transaction was effected.

•	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the Advisor’s address noted above is an acceptable form of a quarterly transaction report.

An Independent Trustee need only make a quarterly transaction report if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or following the date of the transaction by the Independent Trustee, the Covered Security was purchased or sold by the Fund or was considered for purchase or sale by the Fund.

An Access Person of the Trust who is also an Access Person of the Trust’s principal underwriter or any of its affiliates which provide services to the Trust or an Access Person of the Advisor or Sub-Adviser may submit reports required by this Section on forms prescribed by the Code of Ethics of such principal underwriter, investment Advisor, or Sub-Adviser, provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).

ENFORCEMENTS AND PENALTIES

The Chief Compliance Officer or his designee shall review the transaction information supplied by Access Persons. If a transaction appears to be a violation of this Code, the transaction will be reported to the Trust Board of Trustees.

Upon being informed of a violation of this Code, the Trust Board of Trustees may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Trust shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Trustees.

At least annually, the Chief Compliance Officer shall make a report on Personal Securities Transactions by Access Person. The report submitted to the board shall:

•	Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;
•	Identify any violations of this Code and any significant remedial action taken during the prior year; and
•	Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

ACKNOWLEDGMENT

The Trust must provide all Access Persons with a copy of this Code. Upon receipt of this Code, all Access Persons must do the following:

All new Access Persons must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or his designee to discuss the provisions herein within two calendar weeks of employment.

Existing Access Persons who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or his designee to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

All Access Persons must certify on an annual basis that they have read and understood the Code.

APPENDIX A

BLUEROCK CREDIT FUND ADVISOR, LLC

PROXY VOTING POLICIES AND PROCEDURES

Proxy Voting Policy

Background: Pursuant to Rule 206(4)-6 and Rule 204-2 under the Advisers Act, it is a fraudulent, deceptive, or manipulative act, practice or course of business, within the meaning of Section 206(4) of the Advisers Act, for an investment adviser to exercise voting authority with respect to client securities, unless (i) the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients, (ii) the adviser describes its proxy voting procedures to its clients and provides copies on request, and (iii) the adviser discloses to clients how they may obtain information on how the adviser voted their proxies.

Policy: The Advisor will vote proxies on behalf of its individual clients. In order to fulfill its responsibilities under the Advisors Act, the Advisor has adopted the following policies and procedures for proxy voting with regard to companies in the investment portfolio of the Fund(s).

Voting Proxies

1.	All proxies sent to clients that are actually received by the Advisor (to vote on behalf of the client) will be provided to the Operations Unit.

2.	The Operations Unit will generally adhere to the following procedures (subject to limited exception):

(a)	A written record of each proxy received by the Advisor (on behalf of its clients) will be kept in the Advisor’s files;

(b)	The Operations Unit will determine which of the Advisor holds the security to which the proxy relates;

(c)	Prior to voting any proxies, the Operations Unit will determine if there are any conflicts of interest related to the proxy in question in accordance with the general guidelines set forth below. If a conflict is identified, the Operations Unit will then make a determination (which may be in consultation with outside legal counsel) as to whether the conflict is material.

(d)	If no material conflict is identified pursuant to these procedures, the Operations Unit will vote the proxy in accordance with the guidelines set forth below. The Operations Unit will deliver the proxy in accordance with instructions related to such proxy in a timely and appropriate manner

Conflicts of Interest

1.	As stated above, in evaluating how to vote a proxy, the Operations Unit will first determine whether there is a conflict of interest related to the proxy in question between Advisor and its Advisory Clients. This examination will include (but will not be limited to) an evaluation of whether the Advisor (or any affiliate of the Advisor) has any relationship with the company (or an affiliate of the company) to which the proxy relates outside of an investment in such company by a client of the Advisor.

2	If a conflict is identified and deemed “material” by the Operations Unit, the Advisor will determine whether voting in accordance with the proxy voting guidelines outlined below is in the best interests of the client (which may include utilizing an independent third party to vote such proxies).

3	With respect to material conflicts, the Advisor will determine whether it is appropriate to disclose the conflict to affected clients give such clients the opportunity to vote the proxies in question themselves. However, with respect to ERISA clients whose advisory contract reserves the right to vote proxies when the Advisor has determined that a material conflict exists that affects its best judgment as a fiduciary to the ERISA client, the Advisor will:

(a)       Give the ERISA client the opportunity to vote the proxies in question themselves; or

(b)	Follow designated special proxy voting procedures related to voting proxies pursuant to the terms of the investment management agreement with such ERISA clients (if any).

Proxy Voting Guidelines

1.	The Advisor, when acting on behalf of the Fund, must comply with the following voting restrictions unless it is determined that the Fund is not relying on Section 12(d)(1)(F) and or Rule 12d1-3:

a.	when the Fund exercises voting rights, by proxy or otherwise, with respect to any investment company owned by the Fund, the Fund will either

i.	seek instruction from the Fund’s shareholders with regard to the voting of all proxies and vote in accordance with such instructions, or

ii.	vote the shares held by the Fund in the same proportion as the vote of all other holders of such security.

Disclosure of Procedures

A summary of above these proxy voting procedures will be included in Part 2 of the Advisor’s Form ADV (if applicable) and a Fund client’s statement of additional information, as applicable, and will be updated whenever these policies and procedures are updated. Clients will be provided with contact information as to how they can obtain information about:

(a) the Advisor’s proxy voting procedures (i.e., a copy of these procedures); and (b) how the Advisor voted proxies that are relevant to the affected client. Form N-PX will be filed with the SEC annually for each Fund client.

Record-keeping Requirements

The Operations Unit will be responsible for maintaining files relating to the Advisor’s proxy voting procedures. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of the Advisor. Records of the following will be included in the files:

1.	Copies of these proxy voting policies and procedures, and any amendments thereto;

2.	A copy of each proxy statement that the Advisor actually received; provided, however, that the Advisor may rely on obtaining a copy of proxy statements from the SEC’s EDGAR system for those proxy statements that are so available;

3.	A record of each vote that the Advisor casts;

4.	A copy of any document that the Advisor created that was material to making a decision how to vote the proxies, or memorializes that decision (if any); and

5.	A copy of each written request for information on how the Advisor voted such client’s proxies and a copy of any written response to any request for information on how the Advisor voted proxies on behalf of clients.

APPENDIX B

WHITESTAR
PROXY VOTING POLICY

1.	General

Rule 206(4)-6 of the Advisers Act requires an adviser that exercises voting authority over Client proxies to vote proxies in the best interests of its Clients. In furtherance of such objective, the Company has established policies and procedures to address voting procedures and any conflicts of interests involved in a proxy vote between the Company and a Client. Additionally, the Company will maintain certain records required to be maintained by Rule 206(4)-6 relating to all voted proxies.

2.	Determination of Vote

The Company’s proxy voting procedures are designed to ensure that proxies are voted in a manner that is in the best interest of the Client.

The majority of proxy-related issues generally fall within the following five categories:

•	corporate governance

•	takeover defenses

•	compensation plans

•	capital structure

•	social responsibility

The Company will generally vote in favor of matters that follow an agreeable corporate strategic direction, support an ownership structure that enhances shareholder value without diluting management’s accountability to shareholders and/or present compensation plans that are commensurate with enhanced manager performance and market practices.

While proxy voting on all issues presented should be considered, voting on all issues is not required. Some issues presented for a proxy vote of security holders are not deemed relevant to the Company’s voting objective, or it is not reasonably possible to ascertain what effect, if any, a vote on a given issue may have on a Client’s investment. Additionally, the Company may decide that avoiding further expense and investigation and not voting at all on a presented proposal may be in the best interest of a Client. Accordingly, the Company may abstain from voting in certain circumstances.

3.	Conflicts of Interest

Conflicts of interest involved in a proxy vote shall be addressed though the following three-step process:

Identification of all potential conflicts of interest

Examples of potential conflicts of interest include:

•	The Company or an affiliate manages a pension plan, administers Employee benefit plans, or provides brokerage, underwriting, insurance, or banking services to a Company whose management is soliciting proxies;

•	The Company or an affiliate has a substantial business relationship (separate from the Company’s investment strategy) with a portfolio company or a proponent of a proxy proposal and this business relationship may influence how the proxy vote is cast;

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•	The Company or an affiliate has a business relationship (separate from the Company’s investment strategy) or personal relationship with participants in a proxy contest, corporate directors or candidates for directorships; or

•	An officer or Employee of the Company or an affiliate may have a familial relationship to a portfolio company (e.g. a spouse or other relative who serves as a director of a public company).

Determination of material conflicts

The SEC has not provided any specific guidance as to how an investment adviser should analyze or determine whether a conflict is “material” for purposes of proxy voting. Thus, traditional analysis of questions of materiality under the federal securities laws should be used.

Establishment of procedures to address material conflicts

If a material conflict of interest with respect to a particular vote is encountered, contact the CCO to determine how to vote the proxy consistent with the best interests of a Client and in a manner not affected by any conflicts of interest.

4.	Recordkeeping

Pursuant to Rule 204-2, the Company shall retain the following five types of records relating to proxy voting:

•	Proxy voting policy and procedures;

•	Proxy statements received for Client securities;

•	Records of votes cast on behalf of Clients;

•	Written Client requests for proxy voting information and written adviser responses to any Client request (whether oral or written) for proxy voting information; and

•	Any documents prepared by the Company that were material to making a proxy voting decision or that memorialized the basis for the decision.

5.	Policy Statement and Requests

The Advisers Act requires that the Company must inform Client on how they can obtain information about how the Company has voted Client proxies and Client may obtain a copy of the Company’s proxy voting policy upon request. Questions related to this Policy, the proxy voting process and/or information regarding how the Company voted proxies relating to the Client’s portfolio securities may be obtained by Clients, free of charge, by contacting the CCO at (214) 420-4418 or via email at MMurray@whitestaram.com.

With respect to the Fund, the COO or appointed designee will periodically provide the Fund’s investment adviser, a certification of compliance and completion in connection with the proxies voted on behalf of the Fund.